UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 ________________
 FORM 8-K
  ________________
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
April 12, 2017
Date of Report (Date of earliest event reported)
  ________________
Milacron Holdings Corp.
(Exact name of registrant as specified in its charter)
  ________________

Delaware
(State or other jurisdiction
of incorporation)

001-37458	80-0798640
(Commission File Number)	(IRS Employer Identification No.)

10200 Alliance Road, Suite 200 Cincinnati, Ohio	45242
(Address of principal executive offices)	(Zip Code)
(513) 487-5000
(Registrant’s telephone number, including area code)
________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 12, 2017, Milacron Holdings Corp.'s (the "Company") wholly-owned subsidiary Mold-Masters (2007) Limited (“Mold-Masters”) entered into an Agreement of Purchase and Sale ("Sales Contract") with Skyline Real Estate Acquisitions (II) Inc. ("Buyer") to sell two properties (the "Properties") located in Halton Hills, Ontario, Canada for CAD $14.25 million, or approximately USD $10.7 million. The Sales Contract is subject to the Buyer entering into an agreement to lease the Properties to Mold-Masters for 15 years for a total of approximately CAD $15.0 million, or approximately USD $11.3 million, to be paid over the term of the lease. The consummation of the transaction contemplated by the Sales Contract is subject to a number of customary closing conditions and is expected to close in the second quarter of 2017. The closing of this transaction is expected to provide the Company with net proceeds (after transaction-related costs) of approximately CAD $14.0 million, or approximately USD $10.5 million, and will be used for general corporate purposes.

The foregoing summary description of the Sales Contract does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Contract. The Company will file the Sales Contract with the U.S. Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILACRON HOLDINGS CORP.

By:	/s/ Bruce Chalmers
Name:	Bruce Chalmers
Title:	Chief Financial Officer
Date: April 17, 2017